UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2017

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 is incorporated herein by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 2, 2017, IMH Financial Corporation (“IMH” or the Company”), through various subsidiaries, acquired certain hotel and related assets from 29 East MacArthur, LLC (the “Seller”) pursuant to a Purchase and Sale Agreement (the “Agreement”) in which the Company agreed to purchase the Seller's operating hotel and related restaurant and spa operations located in Sonoma, California (the “Hotel”) for $36.0 million.

The Agreement contains terms, conditions, covenants, indemnification provisions, and representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature. Under the terms of the Agreement, the Buyer agreed to assume all contracts of the Hotel except as specifically identified. The sale was contingent upon, among other things, the Buyer securing the necessary financing.

In connection with the acquisition of the Hotel, the Company entered into a building loan agreement/disbursement schedule and related agreements (the “Loan”) with MidFirst Bank (the “Bank”), dated as of October 2, 2017, in the amount of $32.3 million, of which approximately $19 million was utilized for the purchase of the Hotel, approximately $10.0 million is being set aside to fund planned hotel improvements, and the balance for interest reserves and operating capital. The Loan requires IMH to fund minimum equity of $17.4 million, the majority of which was funded at the time of the Hotel purchase and the balance of which will be funded during the renovation period. The Loan has an initial term of three years, and may be extended for two one year periods if the loan is in good standing and upon satisfaction of certain conditions, and upon payment of a fee of 0.35% of outstanding principal per extension. The Loan requires interest-only payments during the initial three-year term and bears floating interest equal to the 30-day LIBOR rate plus 3.75%, which may be reduced by 0.25% if certain minimum compensating balances are maintained at the Bank and by 0.50% if certain additional conditions are met.

The Loan is secured by a deed of trust on all Hotel real property and improvements, and a security interest in all furniture, fixtures and equipment, licenses and permits, and Hotel and related revenues. IMH has agreed to provide a construction completion guaranty (“Completion Guaranty”) with respect to the planned Hotel improvement project which shall be released upon payment of all project costs and receipt of a certificate of occupancy. In addition, IMH has provided a loan repayment guaranty (“Repayment Guaranty”) of fifty percent (50%) of the Loan principal along with a guaranty of interest and operating deficits, as well as other customary carve-out matters such as bankruptcy and environmental matters. Under the guarantees, IMH is required to maintain a minimum book value net worth of $50.0 million and minimum liquidity of $5.0 million throughout the term of the Loan. In addition, the Loan requires the

Hotel to establish various operating and reserve accounts at the Bank which are subject to a cash management agreement. In the event of default, the Bank has the ability to take control of such accounts for the allocation and distribution of proceeds in accordance with the cash management agreement.

The foregoing descriptions of the Agreement and the Loan are not complete and are qualified by reference to the complete agreements and other related documents which shall be included as an exhibit in our next quarterly filing and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 2.01 above, on October 2, 2017, the Company, through various subsidiaries, entered into the Loan pursuant to which, the Company incurred a direct financial obligation of $32.3 million. The repayment terms and other restrictions and obligations imposed on the Company pursuant to the Loan, Completion Guaranty and Repayment Guaranty are generally described in Item 2.01 above, which disclosure is incorporated into this Item 2.03.

Forward Looking Statements

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Further information on the risks specific to our business are detailed in our reports and filings with the Securities and Exchange Commission including our periodic report on Form 10-K for the year ended December 31, 2016, our quarterly reports on Form 10-Q and our current reports on Form 8-K. Forward-looking statements speak only as of the date they are made and should not be relied upon. IMH Financial Corporation undertakes no obligation to update or revise forward-looking statements.

Item 9.01 - Financial Statements and Exhibits

99.1	Press release issued on October 3, 2017
(a)	Financial Statements of Business Acquired.
The financial statements of the Hotel required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.
The unaudited pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 5, 2017	IMH FINANCIAL CORPORATION

		By:	/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer